EXHIBIT 10.2
Description of PMD Retiree Medical Program
     Participating Managing Directors (“PMDs”) of The Goldman Sachs Group, Inc. (the “Company”) who retire with eight or more years of service as a PMD are eligible to receive Retiree Medical Program coverage for themselves and eligible dependents through the Company at a 75% subsidy (with certain exceptions, such as if the PMD engages in conduct constituting “cause” or does not meet his or her obligations under an agreement with the Company).